INTEGRITY MANAGED PORTFOLIOS

TRANSFER AGENCY AGREEMENT ADDENDUM

ADDENDUM, effective commencing on November 15, 2010 between Integrity Fund Services, LLC (the "Transfer Agent") and Integrity Managed Portfolios (each a "Fund" or collectively, the "Funds").

In reference to Schedule B, language regarding the delegation of the anti-money laundering program of the Funds will be included as Item 8:

Anti-Money Laundering Program. The Funds authorize Integrity Fund Services, LLC ("IFS") to perform, on behalf of the Funds, Anti-Money Laundering ("AML") services in accordance with the Anti-Money Laundering Program adopted by the Funds, including the Fund's Customer Identification Program. IFS shall, maintain policies and procedures, and related internal controls, which are consistent with such AML Program. IFS will also comply with economic sanction programs administered by the U.S. Treasury Department's Office of Foreign Asset Control ("OFAC"), including checking Shareholder names against the OFAC list of sanctioned persons.

IFS is authorized to take, on behalf of the Funds, any action permitted by law and in accordance with the Fund's AML Program in carrying out its responsibilities under the Fund's AML Program, including rejecting purchases, freezing Shareholder accounts, restricting certain services, or closing Shareholder accounts if (a) suspicious activity is detected, (b) it is unable to verify the identity of a Shareholder, or (c) a Shareholder matches a government list of known or suspected suspicious persons.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of November 15, 2010.

INTEGRITY MANAGED PORTFOLIOS

By: _______________________________

President

INTEGRITY FUND SERVICES, LLC

By: _______________________________

President